EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made and entered into as of the ___ day of November, 1998 by and between CARLYLE INDUSTRIES, INC., a Delaware corporation (the "Company"), and RALPH LANGER (the "Employee").

                              W I T N E S S E T H:

         WHEREAS, the Company is engaged in the business of packaging and distributing home sewing and craft products, principally buttons, to mass merchandisers, specialty chains and independent retailers and wholesalers throughout the United States;

         WHEREAS, effective January 1, 1999, the Employee will resign as the President of Blumenthal/Lansing Company, a Delaware corporation and a wholly owned subsidiary of the Company ("Blumenthal/Lansing");

         WHEREAS, the Company desires to employ the Employee, and the Employee desires to render services to the Company, as Vice Chairman of the Company, upon the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual terms, covenants, agreements and conditions hereinafter set forth, the Company and the Employee hereby agree as follows:

         1. EMPLOYMENT. The Company hereby employs the Employee to serve as Vice Chairman of the Company, to perform for the Company and its subsidiaries such duties as may be reasonably requested from time to time by the Board of Directors or the

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Chief Executive Officer of the Company or by the President of Blumenthal/Lansing
or by the President of Westwater Industries, Inc., including, but not limited to, the performance of duties in connection with special projects of the Company and the rendering of consulting services and services relating to customer relations. The Employee shall be required to perform his duties hereunder only on Tuesday, Wednesday and Thursday of each week during the Employment Term (hereinafter defined) and shall not be required to perform such duties on any Monday or Friday during the Employment Term; provided, however, if the Company requests or the Employee is otherwise required to attend a meeting, trade show or other event held on a Monday or Friday, then the Employee shall be entitled to receive one personal day for each Monday or Friday in which the Employee attends such meeting, trade show or other event on behalf of the Company, which personal day(s) can be taken by the Employee at any time during the Employment Term.

         2. TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement shall be for a period of one (1) year commencing on January 1, 1999 and ending on December 31, 1999 (the "Employment Term").

         3. COMPENSATION.

            (a) In consideration for the services of the Employee rendered to the Company hereunder, the Company shall pay the Employee a base salary (the "Base Salary") at an annual rate of One Hundred Twenty Thousand Dollars ($120,000) during the Employment Term. The Employee's Base Salary shall be payable in accordance with the payroll practices of the Company.

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            (b) In addition, the Employee shall be eligible to participate in the Company's Management Incentive Plan (the "MIP") based on a target award percentage equal to fifty percent (50%) of his Base Salary (or $60,000), payable at such time as payments are made by the Company to its employees under the MIP (hereinafter, the "MIP Bonus"); provided, however, notwithstanding anything contained in the MIP to the contrary, including without limitation, any provisions relating to satisfaction of the requirements for an award payment, the Employee shall be entitled to receive a minimum MIP Bonus of $40,000 in respect of the Employment Term.

         4. BENEFITS.
            (a) The Employee shall be entitled to continue his participation in the medical and health insurance plans of the Company, the Company's 401(k) Plan, and such other benefits as the Employee participated in while employed by Blumenthal/Lansing. The Employee shall also be entitled to receive such other benefits as may be determined by the Company's Board of Directors in its discretion.

            (b) The Company shall make all lease and maintenance payments with respect to the automobile leased by the Company on behalf of the Employee during the Employment Term and thereafter until July 2000, the expiration of the automobile lease.

            (c) The Employee shall be entitled to paid vacation during the Employment Term, as follows: (i) an aggregate of four (4) weeks during the months of January and

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February; (ii) the week commencing December 24, 1999 and ending December 31,
1999; and (iii) a minimum of ten (10) additional days, which additional days shall be subject to the approval of the President or Chief Executive Officer of the Company. In addition, upon the expiration or termination of the Employee's employment hereunder for any reason, the Employee shall be entitled to receive payment (the "Accrued Vacation Payment") for his forty (40) days of accrued but unused vacation time while employed by Blumenthal/Lansing (i.e., $23,461.60 for the forty days), which amount is based upon the Employee's 1998 base salary.

            (d) The Employee shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred by the Employee pursuant to his employment hereunder, provided that prior to incurring any expenses in excess of $1,000 the Employee shall submit to the Company for approval an estimate of such expenses.

         5. STOCK OPTIONS. The Company and the Employee acknowledge that the Company previously issued to the Employee non-qualified stock options (collectively, the "Options"), as follows: (i) stock options to purchase 50,000 shares of common stock, par value $.01 per share, of the Company (the "Common Stock") pursuant to an Employee Stock Option Agreement dated as of May 16, 1997 between the Company and the Employee (the "1997 Stock Option Agreement"); (ii) stock options to purchase 5,000 shares of Common Stock pursuant to an Employee Stock Option Agreement dated as of December 1, 1995 between the Company and

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the Employee (the "1995 Stock Option Agreement"); and (iii) stock options to purchase 10,000 shares of Common Stock pursuant to an Amended and Restated Employee Stock Option Agreement dated as of December 14, 1994 between the Company and the Employee (the "1994 Stock Option Agreement") (the 1997 Stock Option Agreement, the 1995 Stock Option Agreement and the 1994 Stock Option Agreement are collectively referred to herein as the "Stock Option Agreements"). The Options shall continue to vest in accordance with the terms of the Stock Option Agreements; provided, however, notwithstanding anything contained in the Stock Option Agreements, upon the expiration or termination of the Employee's employment hereunder for any reason, including death, (i) all unvested Options shall immediately vest in full and (ii) any Options, to the extent not yet exercised, shall not terminate until ten (10) years after their respective dates of grant.

         6. WORK PRODUCT. Any and all ideas, discoveries, processes, techniques, inventions, patents, patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like, which are developed, conceived, created, discovered, learned, produced and/or otherwise generated by the Employee, whether individually or otherwise, during the time that the Employee is employed or retained by the Company, whether or not during working hours, that relate to the business and/or activities of the Company, shall be the sole and exclusive property of the Company. This Section 6 shall survive any termination of this Agreement. The Employee shall execute such documents or other papers and take

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such further actions as may be reasonably required or desirable to carry out the provisions of this Section 6, including but not limited to, the execution of any assignment documents. For purposes of this Section 6, the "Company" shall include any subsidiary of the Company.

         7. CONFIDENTIAL INFORMATION. The Employee agrees that, subject to the exceptions set forth below, he shall not, directly or indirectly, reveal, disclose, publish or otherwise make known any Confidential Information (as defined below) to any other person, firm, association, corporation, partnership or other entity (a "Third Party") and shall not at any time use, or permit any Third Party within his control to use, any Confidential Information. For purposes hereof, "Confidential Information" shall mean any technology, data, know-how, concepts, ideas, plans, studies, procedures and processes in which the Company has an interest, including such information relating to the business, business plans, software, technology, technology development or marketing plans or financial operations of the Company that the Employee knows, or reasonably should know, are sufficiently unknown to third parties such that third parties may derive economic value from the disclosure thereof. However, Confidential Information shall not include any information that: (i) is disclosed to the Employee by a Third Party without breach by such Third Party of any obligation to the Company; or (ii) becomes generally known to the public. The Employee shall not have any obligations with regard to Confidential Information to the extent that (i) disclosure is necessary to permit the

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Employee to discharge his duties hereunder in the best interests of the Company, in which event the Employee shall obtain the Company's prior written consent to disclose such Confidential Information, or (ii) disclosure is compelled by law, in which event the Employee agrees to give the Company prior written notice of any disclosure to be made pursuant hereto and the Employee shall cooperate fully with the Company to obtain protective orders, confidential treatment or other protective action as may be available to preserve the confidentiality of the information required to be disclosed. For purposes of this Section 7, the "Company" shall include any subsidiary of the Company.

         8. RETURN OF COMPANY MATERIAL. Employee shall promptly deliver to the Company, upon termination of the Employee's employment with the Company, or at any time the Company may so request, all Company memoranda, notes, records, reports, manuals, drawings, computer software, and all documents containing Confidential Information belonging to the Company, including all copies of such materials which the Employee may then possess or have under his control.

         9. NON-COMPETITION; NON-SOLICITATION. The Employee agrees that during the Employment Term and for a period of one (1) year thereafter, he will not,
(i) directly or indirectly, throughout the entire world: (A) own, manage, operate, join, control or participate in or be connected with, as an officer, director, employee, agent, consultant, shareholder, owner, partner, principal, or any other capacity, any business venture

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which engages in any activities that, directly or indirectly, compete with the
Company (which for purposes of this Section 9 shall include any subsidiary or affiliate of the Company) in any respect; or (B) prepare, develop, package, assemble or distribute any products that are functionally similar to, or that can reasonably substitute for the products of the Company; or (ii) solicit, induce or attempt to induce, or assist others to solicit, induce or attempt to induce, any employee of the Company (which for purposes of this Section 9 shall include any subsidiary or affiliate of the Company) to terminate his or her association with the Company or in any manner, directly or indirectly, interfere with or disrupt any relationship between the Company and such employee, or solicit, entice, take away or employ any person employed by the Company. Notwithstanding anything contained herein, in the event that the Employee's employment is terminated by the Company or the Employee resigns prior to the expiration of the Employment Term, the restrictive covenants contained in this
Section 9 shall survive such termination and continue in effect until December 31, 2000.

         10. PAYMENTS AND OTHER RIGHTS ON TERMINATION, DEATH OF EMPLOYEE AND/OR CHANGE IN CONTROL.

         (a) RIGHTS ON TERMINATION. In the event that the Employee's employment hereunder is terminated by the Company for any reason (other than a Change in Control (hereinafter defined) as provided in Paragraph (c) below), upon such termination the Company (i) shall pay the Employee (A) the balance of the Base Salary that would have been paid to the Employee had his

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employment not been terminated, (B) the MIP Bonus, (C) the Accrued Vacation
Payment and (ii) shall make all further lease payments required pursuant to
Section 4(b) hereof. In addition, the provisions of Section 5 regarding the Employee's Options shall survive any such termination.

         (b) DEATH OF EMPLOYEE. In the event of the Employee's death, the Employee's beneficiary or estate shall be entitled to receive payment from the Company of any sums that have accrued to the Employee as of the date of the Employee's death, and shall be entitled to receive the MIP Bonus and the Accrued Vacation Payment. In addition, any unvested Options on the date of the Employee's death shall immediately vest in full as provided in Section 5 hereof and may be exercised by the Employee's beneficiary or estate at any time prior to the termination of such Options pursuant to Section 5 hereof.

         (c) CHANGE IN CONTROL. In the event of a Change in Control (hereinafter defined) of the Company, whether or not the Employee is terminated in connection with such a Change in Control, the Employee shall be entitled to receive from the Company or the successor corporation (A) a base salary at the same rate as the Base Salary for a period of one (1) year from the effective date of the Change in Control, (B) the MIP Bonus as provided in Section 3(b) hereof, (C) the Accrued Vacation Payment as provided in Section 4(c) hereof, and (D) the lease payments required pursuant to Section 4(b) hereof, and all of the foregoing shall continue to be an obligation of the Company or any successor corporation. In addition, any unvested Options

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shall immediately vest in full upon a Change in Control and all Options, to the extent not yet exercised, shall be exercisable by the Employee until ten (10) years from their respective dates of grant. As used herein, a "Change in Control" shall mean (i) a direct or indirect transfer of 50% or more of the legal or beneficial ownership of the issued and outstanding Common Stock of the Company in one transaction or a series of related transactions and as a result of such transaction(s) one or more of the existing stockholders on the date hereof cease to exercise control of the Company, or (ii) a sale of all or substantially all of the assets of the Company; provided, however, the foregoing definition shall not include any such transaction involving Levcor International Inc. In the event of a Change in Control, nothing in the language of this Agreement shall be construed to obligate the Employee to work for the Company or any successor corporation beyond December 31, 1999.

         11. ASSIGNMENT. The Company may assign this Agreement without the consent of the Employee to any subsidiary or other affiliate of the Company, or any other person or entity who in connection with such assignment acquires all or substantially all of the assets of the Company or into or with which the Company is merged or consolidated, subject to the provisions of Section 10(c) hereof. Except as provided in this Agreement, the Employee may not encumber or transfer his rights or obligations under this Agreement without the prior written consent of the Company.

         12. EMPLOYEE'S REPRESENTATION. The Employee represents that he is not a party to, bound by or subject to any

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indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law that would be violated, contravened or breached by, or under which any default would occur as a result of the execution and delivery by the Employee of this Agreement or the performance by the Employee of any of the terms hereof.

         13. NOTICE. Any notice or document required or permitted by this Agreement to be given to a party hereto shall be in writing and is sufficiently given if delivered personally, by facsimile (receipt confirmed), or if sent by prepaid certified mail, return receipt requested, to such party addressed as follows:


                        (i) to the Employee, at:

                            18 Farragut Road
                            Old Bethpage, New York 11804

                       (ii) to the Company, at:

                            Carlyle Industries, Inc.
                            One Palmer Terrace
                            Carlstadt, New Jersey 07072
                            Attn.: Edward F. Cooke


                            with a copy to:

                            Bryan Cave LLP
                            245 Park Avenue
                            New York, New York 10167
                            Attention: Peter A. Eisenberg
                            Facsimile: 212-692-1900

Notices so delivered shall be deemed to have been given two (2) days following the date sent. Any party may from time to time notify the other in the manner provided herein of any change of

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address which thereafter, until changed by like notice, shall be the address of such party for all purposes hereof.

         14. SEVERABILITY. If any clause, phrase, provision or portion of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Agreement, and shall not affect the application of any clause, provision or portion hereof to other persons or circumstances.

         15. PRIOR AGREEMENTS.Execution of this Agreement hereby revokes any and all prior written or oral agreements between the Employee and the Company, its officers or representatives, whether express or implied, in respect to the employment by the Company of the Employee.

         16. AMENDMENT. This Agreement may be modified or amended only by written agreement of the parties hereto.

         17. INJUNCTIVE RELIEF. The Company and the Employee hereby expressly acknowledge that money damages might be difficult to calculate and may not adequately compensate the Company in connection with an actual or threatened breach by the Employee of any provision of Sections 6, 7, 8 or 9 of this Agreement. Accordingly, the Employee hereby expressly waives any right to object to the Company's procedural right to seek an injunction if the Company seeks to enforce by injunction or other equitable relief the due and proper performance and observance of any provision of Sections 6, 7, 8 or 9 of this Agreement, provided the Employee does not waive any right to defend such

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injunction or application for equitable relief. In addition, the Company shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of Sections 6, 7, 8 or 9 hereof.

         18. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws.

         19. COUNTERPARTS. This Agreement may be executed by the parties hereto in one or more counterparts, each of which when so executed and delivered shall be an original, but together such counterparts shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.


                                   CARLYLE INDUSTRIES, INC.



                                   By: /s/    RALPH LANGER
                                       ----------------------------------------
                                       Name:  Ralph Langer
                                       Title:




                                   /s/ RALPH LANGER
                                       ----------------------------------------
                                       Ralph Langer

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